February 14, 1997


The Judge Group, Inc.
Two Bala Plaza - Suite 800
Bala Cynwyd, PA 19004


                  Re: Agreement and Plan of Merger, dated October 1, 1966, by and among Judge Imaging Systems, Inc., The Judge Group, Inc., and Judge Acquisition,Inc.

Dear Sirs:

         You have asked us, as special counsel to The Judge Group, Inc. ("Judge"), for our opinion regarding certain Federal income tax consequences to Judge, Judge Imaging Systems ("JIS"), and Judge Acquisition, Inc.
("Acquisition"), and their shareholders of the proposed merger pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of October 1, 1996, by and among JIS, Judge, and Acquisition.

         JIS is a Delaware corporation. Judge is a Pennsylvania corporation. Acquisition is a Delaware corporation and a wholly owned subsidiary of Judge. JIS, Judge and Acquisition have entered into the Agreement providing for the merger of JIS with and into Acquisition, with Acquisition continuing as a surviving corporation and as a wholly owned subsidiary of Judge, subject to the approval of the shareholders of JIS (the "Merger"). Consummation of the Merger is subject to the satisfaction of certain conditions, including, among other things, the completion by Judge of an initial public offering of shares of its common stock, pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         For purposes of this opinion, we have relied on certain written representations of officers of Judge and JIS, copies of which are attached hereto, and have assumed such representations to be true.

         Based upon the Internal Revenue Code of 1986, as amended (the "Code") applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial


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decisions, and upon the information contained in the documents provided to us by you (including the Proxy Statement and the Plan), and representations described above, it is our opinion for Federal income tax purposes that:

             (i) The merger of JIS with and into Acquisition will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code, and Judge, Acquisition and JIS each will be "a party to the reorganization" within the meaning of section 368(b) of the Code;

             (ii) No gain or loss will be recognized to JIS stockholders upon receipt of shares of Judge Common Stock in exchange for their shares of JIS Common Stock or JIS Series A Preferred Stock pursuant to the Merger;

             (iii) To the extent that they hold their shares of JIS Common Stock and/or JIS Series A Preferred Stock as capital assets, JIS stockholders receiving cash (i) as a result of the exercise of dissenters' rights or (ii) in lieu of fractional shares of JIS Common Stock and/or JIS Series A Preferred Stock will recognize capital gain, if any, on the exchange to the extent that the cash so received exceeds the basis allocable to such shares (provided that the receipt of cash is not "substantially equivalent to a dividend" by reason of such stockholders' pre-existing direct or constructive ownership of Judge Common Stock, if any);

             (iv) Each JIS stockholder's basis in shares of Judge Common Stock received in the Merger will equal his basis in shares of JIS Common Stock and/or JIS Series A Preferred Stock exchanged therefor; and

             (v) To the extent that they hold their shares of JIS Common Stock and/or JIS Series A Preferred Stock as capital assets, JIS stockholders will include the holding period for the shares of JIS Common Stock and/or JIS Series A Preferred Stock surrendered in the Merger in their holding period of shares of Judge Common Stock received in the Merger.

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.

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         We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 (the "Registration Statement") relating to Judge's issuance of up to 1,198,747 shares of its Common Stock, par value $.01, pursuant to the Agreement and to the references to our firm under the caption "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Proxy Statement. The Registration Statement will be filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and incorporates by reference the registration statement on Form S-4 (File No. 333-13753) which was declared effective by the Commission on December 23, 1996. This does not constitute a consent under section 7 of the Securities Act, and in consenting to such references to our firm we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the SEC issued thereunder.


                                            Very truly yours,

                                            /s/ Drinker Biddle & Reath
                                                ----------------------
                                                DRINKER BIDDLE & REATH